SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2005

Charter Communications Holdings, LLC
Charter Communications Holdings Capital Corporation
(Exact name of registrants as specified in their charters)

Delaware
Delaware
(State or Other Jurisdiction of Incorporation or Organization)

333-77499 333-77499-01	43-1843179 43-1843177
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrants' telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 2.04. TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

CC V Holdings, LLC (formerly known as Avalon Cable LLC), a subsidiary of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation, has issued today a call for redemption of the CC V Holdings 11.875% Senior Discount Notes due 2008, CUSIP number 053402AB9 (the Notes). This will obligate CC V Holdings to redeem approximately $113 million of Notes, representing all of the outstanding Notes, at 103.958% of principal amount, plus accrued and unpaid interest to the anticipated date of redemption, on March 14, 2005. CC V Holdings has called the Notes to comply with the Amended and Restated Credit Agreement (the Credit Agreement) of Charter Communications Operating, LLC (Charter Operating).

In addition, the Credit Agreement requires that upon the leverage ratio test of Charter Communications Holdings, LLC (as defined in its indentures) being met, additional guaranties and collateral will be provided for the benefit of the lenders under the Credit Agreement and holders of its 8% Senior Second Lien Notes due 2012 and 8.375% Senior Second Lien Notes due 2014. Based on the leverage ratio calculation using preliminary fourth quarter 2004 results, Charter Operating expects to become obligated to, and if obligated will, satisfy this requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation have duly caused this Current Report to be signed on their behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS HOLDINGS, LLC
Registrant
By: CHARTER COMMUNICATIONS, INC., Sole Manager

Dated: February 11, 2005

By: /s/ Paul E. Martin Name: Paul E. Martin Title: Interim Co-Chief Financial Officer, Senior Vice President and Controller (Co-Principal Financial Officer and Principal Accounting Officer)

CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION
Registrant

Dated: February 11, 2005

By: /s/ Paul E. Martin Name: Paul E. Martin Title: Interim Co-Chief Financial Officer, Senior Vice President and Controller (Co-Principal Financial Officer and Principal Accounting Officer)